Exhibit (a)(5)(iii)

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                        CONSENT OF INDEPENDENT AUDITORS



     We hereby consent to the incorporation by reference in this Amendment No. 1 to the Issuer Tender Offer Statement on Schedule TO of our report dated May 22, 2003, relating to the financial statements and financial highlights which appear in the March 31, 2003 Annual Report to Shareholders of DB Hedge Strategies Fund, LLC, and our report dated May 24, 2004, relating to the financial statements and financial highlights which appear in the March 31, 2004 Annual Report to Shareholders of DB Hedge Strategies Fund, LLC, both of which are incorporated by reference into this Amendment No. 1 to the Issuer Tender Offer Statement.




/s/ PricewaterhouseCoopers LLP

New York, New York
November 3, 2004